Genesee & Wyoming Reports Results for the Fourth Quarter of 2007

GREENWICH, Conn., February 13, 2008/PRNewswire-FirstCall/ -- Genesee & Wyoming Inc. (GWI) (NYSE: GWR) reported net income in the fourth quarter of 2007 of $13.9 million, compared with net income of $14.3 million in the fourth quarter of 2006. GWI's diluted earnings per share (EPS) in the fourth quarter of 2007 were $0.38 with 35.9 million shares outstanding, compared with diluted earnings per share of $0.34 with 42.2 million shares outstanding in the fourth quarter of 2006.

GWI’s income from continuing operations in the fourth quarter of 2007 was $14.5 million, or $0.40 per diluted share, compared with income from continuing operations of $15.7 million, or $0.37 per diluted share in the fourth quarter of 2006.

As previously reported, GWI commenced the liquidation of its hurricane damaged operations in Mexico on June 25, 2007, and had no remaining employees as of September 30, 2007. Results from GWI’s Mexican operations for the three and twelve months ended December 31, 2007 and 2006, are now included in results from discontinued operations.

GWI’s results for the fourth quarter of 2007 included gains on the sale of assets of $0.8 million ($0.5 million after-tax, or $0.02 per share), compared with $2.8 million ($1.7 million after-tax, or $0.04 per share) in the fourth quarter of 2006. Changes in Canadian tax laws in the fourth quarter of 2007 generated a tax benefit of $0.6 million (or $0.02 per share).  GWI's results for the fourth quarter of 2006 included a net tax benefit of $1.2 million (or $0.03 per share), primarily associated with regulations issued in late 2006 clarifying the calculation of the short line tax credit.

Continuing Operations

In the fourth quarter of 2007, GWI's revenues increased $16.8 million, or 14.3%, to $134.5 million, compared with $117.7 million in the fourth quarter of 2006. Freight revenues increased $7.0 million, or 9.3%, primarily due to an increase in average freight revenues per carload of 15.8%, partially offset by a 5.6% decrease in carloads. The average freight revenues per carload in the fourth quarter of 2007 benefited 3.7% from the appreciation of the Australian dollar and Canadian dollar relative to the U.S. dollar. Non-freight revenues increased $9.9 million, or 23.1%, primarily due to stronger fuel sales, crewing and equipment rentals in Australia, as well as higher rates and volumes at GWI’s U.S. port railroads.

GWI's operating income in the fourth quarter of 2007 increased 20.3% to $22.5 million, compared with $18.7 million in the fourth quarter of 2006. The operating ratio was 83.3% in the fourth quarter of 2007, compared with an operating ratio of 84.1% in the fourth quarter of 2006. Operating income for the fourth quarter of 2007 included $0.8 million of net gains on the sale of assets, compared with $2.8 million in the fourth quarter of 2006.

Comments from the Chief Executive Officer

John C. Hellmann, Chief Executive Officer of GWI commented, “Despite significant weakness in the U.S. housing and paper markets as well as a drought in Australia, our revenues in the fourth quarter of 2007 increased in nine out of eleven commodity groups. Particularly noteworthy was the increase in our coal shipments, increased exports moving through our port railroads and higher revenues per carload. This revenue strength combined with effective cost controls resulted in a 20% increase in our fourth quarter operating income.”

“The newly-acquired Maryland Midland Railway has been integrated as planned and we are pleased to welcome 30 new employees to the G&W family. We continue to pursue acquisition targets in the U.S. and abroad, and we intend to use our strong balance sheet in pursuit of these opportunities. Even with the uncertain U.S. economic environment, the outlook for our core railroads in 2008 is positive, primarily due to the expected start-up of major new customers in four of our eight operating regions.”

Annual Consolidated Results - Continuing Operations

For the year ended December 31, 2007, GWI reported income from continuing operations of $69.2 million, compared with $172.6 million for the year ended December 31, 2006. GWI's diluted earnings per share were $1.77 in 2007 (with 39.1 million shares outstanding), compared with $4.07 in 2006 (with 42.4 million shares outstanding).

GWI’s 2007 results included a net tax benefit of $3.7 million (or $0.09 per share) associated with the sale of GWI’s 50% interest in the Western Australia operations and certain other assets of the Australian Railroad Group (ARG) (ARG Sale) in 2006. GWI’s 2006 results included a net gain from the ARG Sale of $114.5 million after-tax (or $2.70 per share) and a non-cash investment write-down in Bolivia of $5.9 million after-tax (or $0.14 per share).

Free Cash Flow (1)

GWI’s continuing operations generated free cash flow of $79.5 million for the year ended December 31, 2007. For the year ended December 31, 2006, GWI’s continuing operations generated $29.5 million in free cash flow.

On June 1, 2006, GWI completed the ARG Sale. Also on June 1, 2006, GWI completed the acquisition of certain South Australian operations of ARG (GWA Purchase). The net proceeds from these transactions totaled $291.6 million in the year ended December 31, 2006. Although the ARG Sale occurred in 2006, the taxes to the Australian government related to the transaction were paid in June 2007.

($ in millions)	Year Ended
	December 31,
	2007	2006

Net cash provided by operating activities (a)	$34.5	$85.2
Net cash (used in) provided by investing activities (b) (c)	(70.0)	230.7
Cash paid for acquisitions/proceeds from ARG Sale	19.4	(286.4)
Australian taxes on ARG Sale	95.6	-
Free cash flow (1)	$79.5	$29.5

(a)	Includes Australian taxes on the ARG Sale totaling $95.6 million paid in 2007.
(b)	Includes net proceeds of $291.6 million from the ARG Sale and GWA Purchase in 2006.
(c)	Includes the acquisition of Maryland Midland Railway (Maryland Midland) in 2007 for $26.9 million offset by $7.5 million of Maryland Midland cash on hand at the acquisition date.

Including the Australian tax payment, for the year ended December 31, 2007, GWI generated net cash from operating activities of $34.5 million. For the year ended December 31, 2006, GWI generated net cash from operating activities of $85.2 million. Net cash used in investing activities in the year ended December 31, 2007, included $61.8 million in net purchases of property and equipment, partially offset by $1.7 million in insurance proceeds for capital projects completed in 2006 and $9.4 million in cash from asset dispositions. Net cash provided by investing activities in the year ended December 31, 2006, included $59.5 million in net purchases of property and equipment.

Discontinued Operations

During the second quarter of 2007, GWI’s Mexican subsidiary, Ferrocarriles Chiapas-Mayab, S.A. de C.V. (FCCM), resigned its operating concession, ceased operations and commenced liquidation proceedings. The Ministry of Communications and Transportation (SCT) in Mexico has contested the resignation of the concession and in the third quarter of 2007 commenced an official action to seize substantially all of FCCM’s operating assets in response to the liquidation. GWI believes the SCT’s actions were unlawful and is pursuing all legal remedies to recover its operating assets.

For the year ended December 31, 2007, GWI reported a net loss from discontinued operations of $14.1 million (or $0.36 per share), compared with a net loss of $38.6 million (or $0.91 per share) for the year ended December 31, 2006. For discontinued operations, cash used in operating activities was $14.0 million and $1.8 million for the years ended December 31, 2007 and 2006, respectively. Cash used in investing activities of discontinued operations was $0.5 million and $3.2 million for the years ended December 31, 2007 and 2006, respectively. Free cash flow used in discontinued operations was $14.5 million and $5.1 million for the years ended December 31, 2007 and 2006, respectively (1). As of December 31, 2007, there was a net liability of $1.7 million remaining on GWI’s balance sheet associated with its Mexican operations.

Conference Call and Webcast Details

As previously announced, GWI's conference call to discuss financial results for the fourth quarter will be held Wednesday, February 13, 2008 at 11:00 a.m. (Eastern Time). The dial-in number for the teleconference is (888) 423-3280; outside U.S., call (612) 332-0720, or the call may be accessed live over the Internet (listen only) under the "Investors" tab of GWI's website (http://www.gwrr.com), by selecting "Fourth Quarter Earnings Audio Webcast." An audio replay of the conference call will be accessible via the Investors tab of GWI's website starting at 1:00 p.m. Wednesday, February 13, 2008.

About Genesee & Wyoming Inc.

GWI is a leading owner and operator of short line and regional freight railroads in the United States, Canada and Australia and owns a minority interest in a railroad in Bolivia. Operations currently include 48 railroads organized in eight regions, with more than 5,700 miles of owned and leased track and approximately 3,000 additional miles under track access arrangements. GWI provides rail service at 12 U.S. ports and also performs contract coal loading and railcar switching for industrial customers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic, political and industry conditions; customer demand, retention and contract continuation; legislative and regulatory developments; increased competition in relevant markets; funding needs and financing sources; susceptibility to various legal claims and lawsuits; strikes or work stoppages; severe weather conditions and other natural occurrences; and others. Words such as "anticipates," "intends," "plans," "believes," "seeks," "expects," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward-looking statements contained in this press release.

(1) Free Cash Flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, its most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to net cash provided by operating activities is included in the tables attached to this press release.

SOURCE Genesee & Wyoming Inc.

Michael Williams of GWI Corporate Communications
1-203-629-3722
mwilliams@gwrr.com

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

OPERATING REVENUES	$134,542	$117,702	$516,167	$450,683

OPERATING EXPENSES	112,075	98,960	419,339	369,026
INCOME FROM OPERATIONS	22,467	18,742	96,828	81,657

GAIN ON SALE OF EQUITY INVESTMENT IN ARG	-	-	-	218,845
INVESTMENT LOSS - BOLIVIA	-	-	-	(5,878)
EQUITY LOSS OF UNCONSOLIDATED
INTERNATIONAL AFFILIATES	-	-	-	(10,752)
INTEREST INCOME	744	3,372	7,813	7,839
INTEREST EXPENSE	(4,109)	(3,500)	(14,735)	(16,007)
OTHER INCOME, NET	43	141	889	252

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	19,145	18,755	90,795	275,956

PROVISION FOR INCOME TAXES	4,621	3,016	21,548	103,309

INCOME FROM CONTINUING OPERATIONS	14,524	15,739	69,247	172,647

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(578)	(1,393)	(14,072)	(38,644)

NET INCOME	$13,946	$14,346	$55,175	$134,003

BASIC EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.46	$0.42	$2.00	$4.59
BASIC LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	(0.02)	(0.04)	(0.41)	(1.03)
BASIC EARNINGS PER COMMON SHARE	$0.44	$0.38	$1.59	$3.56

WEIGHTED AVERAGE SHARES - BASIC	31,429	37,618	34,625	37,609

DILUTED EARNINGS PER COMMON SHARE FROM CONTINUING OPERATIONS	$0.40	$0.37	$1.77	$4.07
DILUTED LOSS PER COMMON SHARE FROM DISCONTINUED OPERATIONS	(0.02)	(0.03)	(0.36)	(0.91)
DILUTED EARNINGS PER COMMON SHARE	$0.38	$0.34	$1.41	$3.16

WEIGHTED AVERAGE SHARES - DILUTED	35,919	42,216	39,148	42,417

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND DECEMBER 31, 2006
(In thousands)
(unaudited)

	December 31,	December 31,
ASSETS	2007	2006

CURRENT ASSETS:
Cash and cash equivalents	$46,684	$240,206
Accounts receivable, net	125,934	117,099
Materials and supplies	7,555	11,302
Prepaid expenses and other	18,147	14,695
Current assets of discontinued operations	2,213	-
Deferred income tax assets, net	7,495	7,617
Total current assets	208,028	390,919

PROPERTY AND EQUIPMENT, net	696,990	573,292
INVESTMENT IN UNCONSOLIDATED AFFILIATES	4,696	4,644
GOODWILL	39,352	37,788
INTANGIBLE ASSETS, net	117,106	120,669
OTHER ASSETS, net	10,276	11,055
DEFERRED INCOME TAX ASSETS, net	1,353	2,697
Total assets	$1,077,801	$1,141,064

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$2,247	$4,372
Accounts payable	128,038	98,186
Accrued expenses	36,436	38,364
Income tax payable - Australia	1,356	91,925
Current liabilities of discontinued operations	3,919	-
Deferred income tax liabilities, net	66	291
Total current liabilities	172,062	233,138

LONG-TERM DEBT, less current portion	270,519	241,313
DEFERRED INCOME TAX LIABILITIES, net	93,336	72,876
DEFERRED ITEMS - grants from government agencies	94,651	56,588
OTHER LONG-TERM LIABILITIES	15,144	16,668
MINORITY INTEREST	1,108	294

TOTAL STOCKHOLDERS' EQUITY	430,981	520,187
Total liabilities and stockholders' equity	$1,077,801	$1,141,064

GENESEE & WYOMING INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Year Ended December 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$55,175	$134,003
Adjustments to reconcile net income to net cash provided
by operating activities:
Loss from discontinued operations, net of tax	14,072	38,644
Depreciation and amortization	31,773	27,907
Compensation cost related to equity awards	5,412	8,455
Excess tax benefits from share-based compensation	(1,159)	(4,544)
Deferred income taxes	7,994	13,907
Gain on insurance recovery	-	(1,937)
Gain on sale of equity investment in ARG	-	(218,845)
Net gain on sale of assets	(6,742)	(3,078)
Investment loss - Bolivia	-	5,878
Equity loss of unconsolidated international affiliates, net of tax	-	7,500
Changes in assets and liabilities which provided (used) cash, net of effect of acquisitions:
Accounts receivable, net	(5,412)	(7,936)
Materials and supplies	2,400	(1,760)
Prepaid expenses and other	(6,159)	(5,140)
Accounts payable and accrued expenses	29,160	6,571
Income tax payable - Australia	(92,982)	86,358
Other assets and liabilities, net	989	(762)
Net cash provided by operating activities from continuing operations	34,521	85,221
Net cash used in operating activities from discontinued operations	(14,000)	(1,843)
Net cash provided by operating activities	20,521	83,378

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net of grants from government agencies	(61,774)	(59,545)
Proceeds from ARG Sale	-	306,746
Cash paid for acquisitions, net of cash acquired	(19,424)	(20,354)
Insurance proceeds for the replacement of assets	1,747	-
Cash received from unconsolidated international affiliates	-	378
Proceeds from disposition of property and equipment	9,404	3,447
Net cash (used in) provided by investing activities from continuing operations	(70,047)	230,672
Net cash used in investing activities from discontinued operations	(517)	(3,232)
Net cash (used in) provided by investing activities	(70,564)	227,440

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term borrowings, including capital leases	(21,448)	(182,711)
Proceeds from issuance of long-term debt	55,000	92,500
Net proceeds from employee stock purchases	3,384	6,856
Treasury stock purchases	(175,637)	(11,334)
Excess tax benefits from share-based compensation	1,159	4,544
Net cash used in financing activities from continuing operations	(137,542)	(90,145)
Net cash used in financing activities from discontinued operations	(13,301)	(2,478)
Net cash used in financing activities	(150,843)	(92,623)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	7,581	3,342

CHANGE IN CASH BALANCES INCLUDED IN CURRENT ASSETS OF DISCONTINUED OPERATIONS	(217)	-

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(193,522)	221,537
CASH AND CASH EQUIVALENTS, beginning of period	240,206	18,669
CASH AND CASH EQUIVALENTS, end of period	$46,684	$240,206

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended
	December 31,
	2007		2006
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$82,137	61.0%	$75,147	63.8%
Non-freight	52,405	39.0%	42,555	36.2%

Total revenues	$134,542	100.0%	$117,702	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$43,348	32.2%	$39,671	33.7%
Equipment rents	9,460	7.0%	10,615	9.0%
Purchased services	9,631	7.2%	10,164	8.6%
Depreciation and amortization	8,258	6.1%	7,502	6.4%
Diesel fuel used in operations	13,801	10.3%	9,795	8.3%
Diesel fuel sold to third parties	8,933	6.6%	5,756	4.9%
Casualties and insurance	3,694	2.8%	3,655	3.1%
Materials	5,798	4.3%	4,736	4.0%
Net gain on sale of assets	(828)	-0.6%	(2,835)	-2.4%
Other expenses	9,980	7.4%	9,901	8.5%

Total operating expenses	$112,075	83.3%	$98,960	84.1%

Functional Classification
Transportation	$44,132	32.8%	$39,538	33.6%
Maintenance of ways and structures	10,534	7.8%	10,145	8.6%
Maintenance of equipment	17,708	13.2%	18,695	15.9%
Diesel fuel sold to third parties	8,933	6.6%	5,756	4.9%
General and administrative	23,338	17.4%	20,159	17.1%
Net gain on sale of assets	(828)	-0.6%	(2,835)	-2.4%
Depreciation and amortization	8,258	6.1%	7,502	6.4%

Total operating expenses	$112,075	83.3%	$98,960	84.1%

GENESEE & WYOMING INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31,
	2007		2006
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenues:
Freight	$329,184	63.8%	$311,310	69.1%
Non-freight	186,983	36.2%	139,373	30.9%

Total revenues	$516,167	100.0%	$450,683	100.0%

Operating Expense Comparison:
Natural Classification
Labor and benefits	$167,066	32.4%	$152,566	33.9%
Equipment rents	37,106	7.2%	37,561	8.3%
Purchased services	39,583	7.7%	33,728	7.5%
Depreciation and amortization	31,773	6.1%	27,907	6.2%
Diesel fuel used in operations	45,718	8.8%	40,061	8.9%
Diesel fuel sold to third parties	26,975	5.2%	13,189	2.9%
Casualties and insurance	16,179	3.1%	13,062	2.9%
Materials	23,208	4.5%	19,718	4.4%
Net gain on sale of assets	(6,742)	-1.3%	(3,078)	-0.7%
Gain on insurance recovery	-	0.0%	(1,937)	-0.4%
Other expenses	38,473	7.5%	36,249	8.0%

Total operating expenses	$419,339	81.2%	$369,026	81.9%

Functional Classification
Transportation	$166,146	32.2%	$147,874	32.8%
Maintenance of ways and structures	45,364	8.8%	40,233	8.9%
Maintenance of equipment	70,330	13.6%	64,419	14.3%
Diesel fuel sold to third parties	26,975	5.2%	13,189	2.9%
General and administrative	85,493	16.6%	80,419	17.9%
Net gain on sale of assets	(6,742)	-1.3%	(3,078)	-0.7%
Gain on insurance recovery	-	0.0%	(1,937)	-0.4%
Depreciation and amortization	31,773	6.1%	27,907	6.2%

Total operating expenses	$419,339	81.2%	$369,026	81.9%

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUE, CARLOADS AND AVERAGE REVENUE PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenue per carload)
(unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2007			December 31, 2006
	Freight		Average Revenue	Freight		Average Revenue
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Pulp & Paper	$17,849	30,102	$593	$17,073	31,861	$536
Coal, Coke & Ores	15,861	51,543	308	12,292	47,249	260
Metals	9,113	18,334	497	8,218	18,610	442
Farm & Food Products	9,000	16,671	540	8,150	21,338	382
Lumber & Forest Products	8,263	19,955	414	7,426	19,443	382
Minerals & Stone	7,663	29,833	257	6,798	27,766	245
Chemicals-Plastics	6,717	9,891	679	5,883	10,370	567
Petroleum Products	4,568	7,035	649	4,034	6,723	600
Autos & Auto Parts	1,780	3,301	539	1,346	2,719	495
Intermodal	204	428	477	341	878	388
Other	1,119	4,766	235	3,586	16,274	220

Totals	$82,137	191,859	428	$75,147	203,231	370

GENESEE & WYOMING INC. AND SUBSIDIARIES
RAILROAD FREIGHT REVENUE, CARLOADS AND AVERAGE REVENUE PER CARLOAD
COMPARISON BY COMMODITY GROUP
(dollars in thousands, except average revenue per carload)
(unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2007			December 31, 2006
	Freight		Average Revenue	Freight		Average Revenue
Commodity Group	Revenues	Carloads	Per Carload	Revenues	Carloads	Per Carload

Pulp & Paper	$69,598	122,706	$567	$69,049	136,128	$507
Coal, Coke & Ores	60,164	195,393	308	59,367	198,075	300
Metals	36,569	78,191	468	35,558	82,938	429
Farm & Food Products	36,561	74,095	493	27,355	75,574	362
Lumber & Forest Products	35,967	85,309	422	34,714	90,017	386
Minerals & Stone	30,932	122,006	254	25,995	95,759	271
Chemicals-Plastics	26,014	40,928	636	24,708	42,680	579
Petroleum Products	16,319	25,750	634	14,460	24,873	581
Autos & Auto Parts	7,096	13,853	512	6,281	12,839	489
Intermodal	1,060	2,108	503	1,651	3,936	419
Other	8,904	40,930	218	12,172	58,203	209

Totals	$329,184	801,269	411	$311,310	821,022	379

Reconciliation of non-GAAP Financial Measure

This earnings release contains free cash flow which is a "non-GAAP financial measure" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, GWI has reconciled this non-GAAP financial measure to its most directly comparable U.S. GAAP measures.

Free Cash Flow Description and Discussion

Management views Free Cash Flow as an important financial measure of how well GWI is managing its assets. Subject to the limitations discussed below, Free Cash Flow is a useful indicator of cash flow that may be available for discretionary use by GWI. Free Cash Flow is defined as Net Cash Provided by Operating Activities in Continuing Operations less Net Cash Used in/Provided by Investing Activities in Continuing Operations, excluding the Cost of Acquisitions/Proceeds from Divestitures and directly related tax effects. Free Cash Flow in Discontinued Operations is defined as Net Cash Used in/Provided by Operating Activities in Discontinued Operations less Net Cash Used in/Provided by Investing Activities in Discontinued Operations. Key limitations of the Free Cash Flow measure include the assumptions that GWI will be able to refinance its existing debt when it matures and meet other cash flow obligations from financing activities, such as principal payments on debt. Free Cash Flow is not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of cash flow determined in accordance with GAAP.

The following table sets forth a reconciliation of GWI's Net Cash Provided by Operating Activities in Continuing Operations to GWI's Free Cash Flow ($ in millions):

	Year Ended
	December 31,
	2007	2006
Net cash provided by operating activities from continuing operations	$34.5	$85.2
Net cash (used in) provided by investing activities from continuing operations	(70.0)	230.7
Cash paid for acquisitions/proceeds from ARG Sale	19.4	(286.4)
Australian taxes on ARG Sale	95.6	-
Free cash flow	$79.5	$29.5

The following table sets forth a reconciliation of GWI's Net Cash Used In Operating Activities from Discontinued Operations to GWI's Free Cash Flow from Discontinued Operations ($ in millions):

	Year Ended
	December 31,
	2007	2006
Net cash used in operating activities from discontinued operations	$(14.0)	$(1.9)
Net cash used in investing activities from discontinued operations	(0.5)	(3.2)
Free cash flow	$(14.5)	$(5.1)